Exhibit 21.1

List of Subsidiaries of the Registrant

Subsidiary	Place of Incorporation
Luda Investment Holding Limited	British Virgin Islands
Luda Development Limited	Hong Kong
Luda (Taian) Industrial Company Limited	PRC